Exhibit 99.1

            AlphaSmart Announces Preliminary Third Quarter Results,
                        Revises Full Year 2004 Guidance

    LOS GATOS, Calif., Oct. 5 /PRNewswire-FirstCall/ -- AlphaSmart, Inc. (Nasdaq: ALSM) today announced its preliminary expectations of operating results for the third quarter ended September 30, 2004. The company also revised its forward-looking guidance for the fiscal year ending
December 31, 2004.

    For the third quarter of 2004, AlphaSmart expects to report net revenue ranging from $8.7 million to $8.8 million and net income of $0.05 to $0.07 per share on a fully diluted basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP). The company acknowledges that anticipated third quarter results are preliminary and subject to change as a result of final review by management and independent auditors and closing adjustments for the quarter. AlphaSmart plans to report final third quarter results after the close of the financial markets on October 14, 2004.

    AlphaSmart also announced today a revision of its guidance for full year 2004 results, as disclosed publicly with second quarter results on July 15, 2004. The company currently expects 2004 net revenue to range from $38 million to $40 million and GAAP net income per share on a fully diluted basis to range from $0.24 to $0.27. Excluding the effect of $588,000 in interest and a redemption premium paid on mandatorily redeemable preferred stock in the first quarter of 2004, pro forma net income per share on a fully diluted basis for the full year is currently expected to range from $0.28 to $0.31.

    AlphaSmart attributed its revised expectations to lower than anticipated demand in the K-12 education market. "We have seen continued softness in technology spending, causing our third quarter revenue to be lower than expected," said Ketan Kothari, chairman and chief executive officer of AlphaSmart. "While we expect fourth quarter revenue and earnings per share to be up slightly from the same period of last year, we do not believe that this will make up for the shortfall in the third quarter."


    Quarterly Teleconference and Webcast

    AlphaSmart management plans to conduct its regular quarterly teleconference following the release of final third quarter results on October
14. This call will be webcast live for all investors and archived on the company's website. Details for accessing the webcast are as follows:


    AlphaSmart 3Q04 Results Teleconference
     October 14, 2004
     2:00 p.m. PDT / 5:00 p.m. EDT


    Go to the Investor Relations page of the AlphaSmart website at www.alphasmart.com/ir/, and click on the webcast icon. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. In addition to the webcast replay, a phone replay will be available for seven days after the live call at 719-457-0820, code #889148.

    AlphaSmart intends to discuss financial and other statistical information on this teleconference. This information will also be available on the company's website at www.alphasmart.com/ir/, either in this news release, in the news release on final results for the third quarter of 2004, or in the live and archived webcasts described above.


    Use of Non-GAAP Financial Measures

    AlphaSmart believes that the supplemental presentation of projected net income per share calculations, excluding the effects of interest and a redemption premium paid on mandatorily redeemable preferred stock in the first quarter of 2004, provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of events impacted by the company's initial public offering in February 2004 or other infrequent or unusual events. AlphaSmart management also uses pro forma financial measures to plan and forecast results for future periods. Readers are cautioned not to view non-GAAP results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation information provided above in reviewing the non-GAAP guidance.


    AlphaSmart, Inc.

    AlphaSmart, Inc. is a provider of technology solutions for education and productivity. Its portable computer-companion products are used by students to enhance writing, keyboarding and comprehension, and have been adopted by more than 8,000 school districts in the United States and other countries. Based in Los Gatos, California, the company was founded in 1992 by former Apple Computer engineers.


    Forward-Looking Statements Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding AlphaSmart's expected net revenue and net income per share on a fully diluted basis for the third quarter of 2004, its forecasted net revenue and net income per share under GAAP and on a pro forma basis for full year 2004, its comparison of expected net revenue and net income per share for the fourth quarter of 2004 with actual net revenue and net income per share reported for the fourth quarter of 2003, and the company's belief that a slightly favorable year-over-year comparison will not make up for the third quarter 2004 shortfall.
AlphaSmart's expectations and beliefs regarding these matters may not materialize. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the potential impact of spending by certain school districts, particularly those that rely on federal funding, on AlphaSmart's quarterly revenue and earnings; fewer teachers and administrators embracing technology solutions and one-to-one computing than AlphaSmart expects; AlphaSmart's platforms failing to obtain broad market acceptance; a decline in investment in, or a loss or reduction of funding for, educational institutions; AlphaSmart's need to maintain and develop strong brand identity; AlphaSmart's potential customers choosing the greater functionality offered by PCs over its platforms; the risk that some government initiatives may not endorse, or be complementary to, AlphaSmart's platforms; risks associated with the lack of diversity among AlphaSmart's product offerings; the Dana by AlphaSmart platform's dependence on AlphaSmart's license with PalmSource; and AlphaSmart's dependence on its suppliers, particularly its single-source suppliers, among other risks. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in AlphaSmart's filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q related to the three-month period ended June 30, 2004. AlphaSmart does not undertake to update any forward-looking statements.

    NOTE: AlphaSmart is a registered trademark of AlphaSmart, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.



SOURCE  AlphaSmart, Inc.
    -0-                             10/05/2004
    /CONTACT: investors, James M. Walker, Vice President, Chief Financial Officer and Chief Operating Officer of AlphaSmart, Inc., +1-408-355-1029, or IR@alphasmart.com/
    /Web site:  http://www.alphasmart.com /
    (ALSM)

CO:  AlphaSmart, Inc.
ST:  California
IN:  CPR EDU MLM STW
SU:  ERP CCA